As filed with the Securities and Exchange Commission on November 22, 2021

Registration No.                 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S. WELL SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-1847117
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1360 Post Oak Boulevard, Suite 1800

Houston, Texas 77056

Telephone: (832) 562-3730

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joel Broussard

President and Chief Executive Officer

1360 Post Oak Boulevard, Suite 1800

Houston, Texas 77056

Telephone: (832) 562-3730

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Corey C. Brown

Adam K. Nalley

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Telephone: (713) 226-6644

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Class A common stock, par value $0.0001 per share	33,002,162	$1.84	$60,723,978.08	$5,629.11

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of additional shares of Class A common stock that shall be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based on the average of the high and low sales prices of the Registrant’s Class A common stock on November 17, 2021, as reported on the Nasdaq Capital Market.

(3)	Estimated pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2021

PROSPECTUS

U.S. Well Services, Inc.

33,737,606 shares of Class A Common Stock

This prospectus relates to the offer and sale of up to an aggregate of 33,737,606 shares of Class A common stock par value $0.0001 per share (the “Class A common stock”) of which (i) 6,055,359 shares were issued to certain of the selling stockholders upon the conversion of shares of our Series B Preferred Stock on September 17, 2021, and (ii) 27,682,239 shares issuable upon conversion of our 16.0% Convertible Senior Secured (Third Lien) PIK Notes (the “Convertible Notes”), subject to any appropriate adjustment as a result of any share subdivision, split, combination or other reclassification of our Class A common stock, for the account of the selling stockholders named in this prospectus. All of these shares of Class A common stock are being sold by the selling stockholders named in this prospectus, or their respective pledgees, donees, assignees, transferees and successors-in-interest.

The shares of Class A common stock described in this prospectus or in any supplement to this prospectus may be sold from time to time pursuant to this prospectus by the selling stockholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. See “Selling Stockholders” and “Plan of Distribution.” We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus.

We are not selling any shares of our Class A common stock, and we will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are only paying expenses relating to the registration of the shares with the U.S. Securities and Exchange Commission.

A supplement to this prospectus may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with the documents we incorporate by reference, carefully before you invest.

Our Class A common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “USWS.” On November 17, 2021, the last reported sales price for our Class A common stock was $1.78 per share.

See “Risk Factors” beginning on page 4 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders named in this prospectus or any supplement to this prospectus may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities. The selling stockholders are required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholders and the terms upon which the securities are being offered. A prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any free writing prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We and the selling stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or incorporated by reference in this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, or unless otherwise noted, references in this prospectus to “U.S. Well Services,” “the “Company,” “we,” “us,” “our” and similar terms refer to U.S. Well Services, Inc. and its consolidated subsidiaries and references to “USWS Holdings” refer to USWS Holdings LLC, a subsidiary of U.S. Well Services, Inc.

ii

ABOUT U.S. WELL SERVICES, INC.

We are a Houston, Texas based technology focused oilfield service company focused on electric powered pressure pumping services for oil and natural gas exploration and production companies in the United States. The process of well stimulation involves pumping a pressurized stream of fluid—typically a mixture of water, chemicals, and proppant—into a well casing or tubing to cause the underground mineral formation to fracture or crack. Fractures release trapped hydrocarbon particles and provide a conductive channel for the oil or natural gas to flow freely to the wellbore for collection. The propping agent or proppant becomes lodged in the cracks created by the stimulation process, “propping” them open to facilitate the flow of hydrocarbons from the reservoir to the well.

Our fleets consist of all-electric, mobile well stimulation units and other auxiliary heavy equipment to perform simulation services. Our Clean Fleet® well stimulation units replace the traditional engines, transmissions, and radiators used in conventional diesel fleets with electric motors powered by electricity generated by natural gas-fueled turbine generators. We utilize high-pressure well stimulation pumps mounted on trailers and refer to the group of pump trailers and other equipment necessary to perform a typical job as a “fleet” and the personnel assigned to each fleet as a “crew”. In May 2021, we announced our commitment to becoming an all-electric pressure pumping services provider and in August 2021, we ceased operations of our last active conventional diesel fleet, marking our exit from the conventional diesel pressure pumping market.

We were originally formed in March 2016 as a special purpose acquisition company under the name Matlin & Partners Acquisition Corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. On November 9, 2018, we completed a business combination with USWS Holdings (the “Business Combination”). As part of the Business Combination, we changed our name from Matlin & Partners Acquisition Corporation to U.S. Well Services, Inc. Following the completion of the Business Combination, substantially all of our assets and operations are held and conducted by USWS Holdings and its subsidiaries, including U.S. Well Services, LLC, and our only assets are equity interests in USWS Holdings. We own a majority of the economic and voting interests of USWS Holdings and are the sole manager of USWS Holdings.

Additional Information

Our principal executive office is located at 1360 Post Oak Boulevard, Suite 1800, Houston, Texas 77056 and our telephone number is (832) 562-3730.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are often identified by words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” “would,” “foresee,” or the negative thereof. The absence of these words, however, does not mean that these statements are not forward-looking. These forward-looking statements are based on our current expectation, belief and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include:

•

our inability to predict the duration or magnitude of the effects of the COVID-19 pandemic, including new and potentially more contagious variants of COVID-19, such as the delta variant, on our business, operations, and financial condition and when or if worldwide oil demand will stabilize and begin to improve;

•

geological, operating and economic factors and declining prices and market conditions, including reduced expected or realized oil and gas prices and demand for oilfield services and changes in supply or demand for maintenance, repair and operating products, equipment and service;

•	the effectiveness of management’s strategies and decisions;

•	our ability to obtain financing, raise capital and continue as a going concern;

•	our ability to implement our internal growth and acquisition growth strategies;

•	general economic and business conditions specific to our primary customers;

•	our ability to profitably convert to an all-electric pressure pumping services provider;

•	our ability to collect accounts receivable;

•	compliance with our debt agreements and equity-related securities;

•	volatility in market prices;

•	changes in government regulations;

•	our ability to effectively integrate businesses we may acquire;

•	new or modified statutory or regulatory requirements;

•	availability of materials and labor;

•	inability to obtain or delay in obtaining government or third-party approvals and permits;

•	non-performance by third parties of their contractual obligations;

•	unforeseen hazards such as natural disasters, catastrophes and severe weather conditions, including floods, hurricanes and earthquakes;

•	public health crises, such as a pandemic, including the recent COVID-19 pandemic;

•	acts of war or terrorist acts and the governmental or military response thereto;

•	cyberattacks adversely affecting our operation; and

•	our ability to satisfy the continued listing requirements of Nasdaq with respect to our Class A common stock and warrants or to cure any continued listing standard deficiency with respect thereto.

This prospectus identifies other factors that could cause such differences. See “Risk Factors.” We cannot assure you that these are all of the risks and uncertainties that could cause actual results to vary materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences also include, but are not limited to, those discussed in our filings with the SEC, including under “Risk Factors” in our Amendment No. 1 to our Annual Report on Form 10-K/A filed with the SEC on May 17, 2021, and in our subsequently filed Quarterly Reports on Form 10-Q. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We assume no obligation and do not intend to update these forward-looking statements.

RISK FACTORS

Investing in our securities involves certain risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement, as well as information included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, each of which is incorporated by reference in this prospectus, before you decide to purchase any of our securities. The risks incorporated by reference in this prospectus are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any shares of Class A common stock offered by the selling stockholders under this prospectus. Any proceeds from the sale of shares of Class A common stock under this prospectus will be received by the selling stockholders. We are required to pay certain offering fees and expenses in connection with the registration of the selling stockholders’ securities and to indemnify the selling stockholders against certain liabilities. Please see “Selling Stockholders” for a list of the persons receiving proceeds from the sale of the Class A common stock covered by this prospectus.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to an aggregate of 33,737,606 shares of our Class A common stock, of which (i) 6,055,359 shares were issued to certain of the selling stockholders upon the conversion of shares of our Series B Preferred Stock on September 17, 2021, and (ii) 27,682,239 shares are issuable upon the conversion of the Convertible Notes, subject to any appropriate adjustment as a result of any share subdivision, split, combination or other reclassification of our Class A common stock. The Series B Preferred Stock was issued to certain of the selling stockholders on April 1, 2020 pursuant to a Purchase Agreement, dated March 31, 2020, as amended, among U.S. Well Services, Inc. and the purchasers party thereto. The Convertible Notes were issued to certain of the selling stockholders pursuant to a Note Purchase Agreement, dated June 24, 2021, as amended, among U.S. Well Services, Inc., the purchasers party thereto, and Wilmington Savings Fund Society, FSB, as notes agent (the “Note Purchase Agreement”).

The information contained in the table below in respect of the selling stockholders (including the number of shares of Class A common stock beneficially owned and the number of shares of Class A common stock offered) has been obtained from the selling stockholders and has not been independently verified by us. We may supplement this prospectus from time to time in the future to update or change this list of selling stockholders and the number of shares of Class A common stock that may be offered or sold by them.

The registration for resale of the shares of Class A common stock does not necessarily mean that the selling stockholders will sell all or any of these shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of Class A common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

The following table sets forth the maximum number of shares of our Class A common stock to be sold by the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Class A common stock beneficially owned by them. Except as described in the footnotes to the following table, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of Class A common stock in this table does not constitute an admission of beneficial ownership for the person named below.

Name of selling stockholder	Class A common stock beneficially owned prior to the offering(1)			Class A common stock to be offered	Class A common stock beneficially owned after the offering
	Number		Percentage(2)		Number	Percentage(2)
Crestview III USWS, L.P.	29,360,018	(3)	56.1%	11,788,757	17,571,261	33.6%
Crestview III USWS TE, LLC	1,448,887		2.8%	581,710	867,177	1.7%
Regiment Capital Special Situations Fund V., L.P.	10,757,198	(5)	20.5%	1,869,217	8,887,981	17.0%
David J. Matlin	2,900,447	(6)	5.5%	482,546	2,417,901	4.6%
Ken Campbell	100,281		* %	22,680	77,601	0%
Greg Ethridge	76,447		* %	14,379	62,068	* %
LNV Corporation	1,180,353	(7)	2.2%	205,327	975,026	1.9%
LPP Mortgage, Inc.	96,625	(8)	* %	96,625	0	0%
David Treadwell	393,503	(9)	* %	57,515	355,988	* %
THRC Holdings, LP	4,871,994	(10)	9.3%	4,636,083	235,911	* %
Farris Wilks	4,636,083		8.8%	4,636,083	0	* %
AG Energy Funding, LLC	8,679,194	(11)	16.5%	7,662,383	1,016,812	1.9%
Peter Schoels	146,576		* %	123,136	23,440	* %
Ross Laris	1,561,165		2.9%	1,561,165	0	* %

*	Less than one percent.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.
(2)

Calculated based on 52,351,768 shares of Class A common stock issued and outstanding. As of November 1, 2021, assuming (i) the conversion of all 19,610 shares of our Series A Preferred Stock into 1,139,591 shares of our Class A common stock, (ii) the exercise of all outstanding warrants into 4,503,280 shares of Class A common stock, and (iii) the conversion of all of the issued and outstanding Convertible Notes into 26,946,795 shares of Class A common stock, there were 84,941,434 shares of Class A common stock issued and outstanding. Because the selling stockholders are not obligated to sell all or any portion of the shares of our Class A common stock shown as offered by them, we cannot estimate the actual number or percentage of shares of our Class A common stock that will be held by any selling stockholder upon completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the applicable selling stockholder.

(3)

Consists of (i) 18,831,237 shares of Class A common stock and 34,036 shares transferred to Crestview III USWS, L.P. by Matlin & Partners Acquisition Sponsor LLC on July 3, 2019, (ii) 987,018 shares of Class A common stock issuable upon exercise of the warrants received by Crestview III USWS, L.P. pursuant to that certain Subscription Agreement dated as of dated July 13, 2018 (the “Initial Warrants”), (iii) 629,271 shares of Class A common stock issuable upon exercise of the warrants issued pursuant to the Series A Purchase Agreement (the “Preferred Warrants”), (iv) 241,199 shares of Class A common stock issuable upon conversion of 19,060 shares of the Series A Preferred Stock and (v) 8,637,257 shares of Class A common stock issuable upon conversion of $38,119,328.56 in aggregate principal amount of the Convertible Notes. Excludes any shares of Class A common stock that may be issued upon exercise of any warrants that may be issued after the date hereof pursuant to the terms of the Series A Purchase Agreement. Crestview Partners III GP, L.P. (“Crestview GP”) is the general partner of the investment funds which are direct or indirect members of Crestview III USWS, L.P. Decisions by Crestview GP to vote or dispose of the securities held by Crestview III USWS, L.P. requires the approval of a majority of the seven members of its investment committee and its chairman, which is composed of the following individuals: Barry S. Volpert (chairman), Thomas S. Murphy, Jr., Robert V. Delaney, Jr., Brian P. Cassidy, Alexander M. Rose, Adam J. Klein and Daniel G. Kilpatrick. None of the foregoing persons has the power individually to vote or dispose of any of such securities. Each of the foregoing individuals, in his capacity as solely a member of the investment committee, disclaims beneficial ownership of all such securities. The address of each of the foregoing is c/o Crestview, 590 Madison Avenue, 42nd Floor, New York, NY 10022. Pursuant to the Merger and Contribution Agreement dated July 13, 2018 and Crestview Subscription Agreement dated July 13, 2018, Adam J. Klein is a member of the Company’s board of directors. Mr. Klein is a Partner of Crestview, L.L.C. (which is the general partner of Crestview GP) and Crestview Advisors, L.L.C. (which provides investment advisory and management services to Crestview III USWS, L.P).
(4)

Consists of (i) 929,458 shares of Class A common stock and 1,680 shares transferred to Crestview III USWS TE, LLC by Matlin & Partners Acquisition Sponsor LLC on July 3, 2019, (ii) 48,696 shares of Class A common stock issuable upon exercise of the Initial Warrants, (iii) 31,047 shares of Class A common stock issuable upon exercise of the Preferred Warrants, (iv) 11,873 shares of Class A common stock issuable upon conversion of 207 shares of the Series A Preferred Stock and (v) 426,133 shares of Class A common stock issuable upon conversion of $1,880,671.44 in aggregate principal amount of the Convertible Notes. Excludes any shares of Class A common stock that may be issued upon exercise of any warrants that may be issued after the date hereof pursuant to the terms of the Series A Purchase Agreement. Crestview GP is the general partner of the investment funds which are direct or indirect members of Crestview III USWS TE, LLC. Decisions by Crestview GP to vote or dispose of the securities held by Crestview III USWS TE, LLC requires the approval of a majority of the seven members of its investment committee and its chairman, which is composed of the following individuals: Barry S. Volpert (chairman), Thomas S. Murphy, Jr., Robert V. Delaney, Jr., Brian P. Cassidy, Alexander M. Rose, Adam J. Klein and Daniel G. Kilpatrick. None of the foregoing persons has the power individually to vote or dispose of any of such securities. Each of the foregoing individuals, in his capacity as solely a member of the investment committee, disclaims beneficial ownership of all such securities. The address of each of the foregoing is c/o Crestview, 590 Madison Avenue, 42nd Floor, New York, NY 10022. Pursuant to the Merger and Contribution Agreement dated July 13, 2018 and Crestview Subscription Agreement dated July 13, 2018, Adam J. Klein is a member of the Company’s board of directors. Mr. Klein is a Partner of Crestview, L.L.C. (which is the general partner of Crestview GP) and Crestview Advisors, L.L.C. (which provides investment advisory and management services to Crestview III USWS TE, LLC).

(5)

Regiment Capital Special Situations Fund V, L.P. (“Fund V”) is the holder of the shares reported herein. TCW Special Situations, LLC (“TCW”) is the sole investment manager to Fund V. The investment committee of TCW exercises voting and dispositive power over the shares held by Fund V. The investment committee of TCW consists of more than three members and the approval of a majority of the investment committee is required to approve the vote or disposition of the shares held by Fund V. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Accordingly, no individual member of the investment committee of TCW exercises voting or dispositive control over any of the shares held by Fund V, and none of them will be deemed to have or share beneficial ownership of such shares. Mr. Ryan Carroll is an employee of TCW and has been a director of the Company since November 9, 2018. Mr. Carroll was also a director of a predecessor company of the Company from May 2018 through November 9, 2018. Mr. Kyle O’Neill, an employee of TCW until December 11, 2018, was a director of a predecessor company of the Company from February 2017 through May 2018 and serves as the Company’s Chief Financial Officer. The address of Regiment Capital Special Situations Fund V., L.P. is 1251 Avenue of the Americas, Suite 4700, New York, NY 10020.

(6)	David J. Matlin is a member of the Company’s board of directors. The business address of David J. Matlin is 600 Fifth Avenue, 22nd Floor, New York, New York 10022.
(7)

Consists of (i) 975,026 Class A common stock held at CXA-10 Corporation dba CSG Investment Finance, Inc. (“CXA-10”) and (ii) 205,327 Class A common stock held at LNV Corporation. CXA-10 is a direct wholly-owned subsidiary of LNV Corporation. LNV Corporation is a direct wholly-owned subsidiary of Beal Bank USA, which is a direct wholly-owned subsidiary of Beal Financial Corporation (“BFC”). D. Andrew Beal controls BFC through ownership of 100% of the common stock of BFC. The address of LNV Corporation is 7195 Dallas Parkway., Plano, TX 75204.

(8)

LPP Mortgage, Inc. is a direct wholly-owned subsidiary of Beal Bank, which is a direct wholly-owned subsidiary of BFC. D. Andrew Beal controls BFC through ownership of 100% of the common stock of BFC. The address of LPP Mortgage, Inc. is 6000 Legacy Dr., Plano, TX 75204.

(9)	David Treadwell is a member of the Company’s board of directors.
(10)

THRC Management, LLC, as General Partner of THRC Holdings, LP has exclusive voting and investment power over securities beneficially owned by THRC Holdings. Dan Wilks, as sole Manager of THRC Management, together with his spouse, Staci Wilks, who share the same household, may be deemed to exercise voting and investment power over securities beneficially owned by THRC Holdings, LP.

(11)

Consists of (i) 305,700 shares of Class A common stock issuable upon conversion of 5,198 shares of the Series A Preferred Stock, (ii) 711,112 shares of Class A common stock issuable upon exercise of the Preferred Warrants and (ii) 8,679,194 shares of Class A common stock issuable upon conversion of $38,000,000 in aggregate principal amount of the Convertible Notes. Angelo, Gordon & Co., L.P., a Delaware limited partnership (“Angelo Gordon”), in its capacity as manager of AG Energy Funding, LLC, has sole power to vote all shares of Class A Common Stock and to dispose of all shares of Class A Common Stock held by AG Energy Funding, LLC. Josh Baumgarten and Adam Schwartz are the managing members of AG GP LLC, a Delaware limited liability company (“AG GP”), which is the sole general partner of Angelo Gordon and Mr. Baumgarten and Mr. Schwartz are the co-chief executive officers of Angelo Gordon. Each of Mr. Baumgarten, Mr. Schwartz and AG GP may be deemed to control Angelo Gordon. The business address of AG Energy Funding, LLC is 245 Park Avenue, 26th Floor, New York, New York 10167

PLAN OF DISTRIBUTION

Sale of Class A common stock by Selling Stockholders

The selling stockholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell, separately or together, some or all of the shares of our Class A common stock covered by this prospectus on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling stockholders gift, pledge or otherwise transfer the securities offered hereby, such transferees may offer and sell the securities from time to time under this prospectus, provided that, if required under the Securities Act, and the rules and regulations promulgated thereunder, this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act, they include the name of such transferee in the list of selling stockholders under this prospectus. Subject to compliance with applicable law, the selling stockholders may use any one or more of the following methods when selling shares of Class A common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares of Class A common stock;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such shares of Class A common stock at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of Class A common stock by any selling stockholder to its partners, members or securityholders;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

To our knowledge, the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the shares of Class A common stock covered by this prospectus. At any time a particular offer of the shares of Class A common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of Class A common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A common stock covered by this prospectus.

To the extent required, any applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

The selling stockholders may also sell shares of our Class A common stock under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders (and/or, if any broker-dealer acts as agent for the purchaser of shares of Class A common stock, from the purchaser) in amounts to be negotiated.

In connection with the sale of the Class A common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the Class A common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of their shares of Class A common stock to their broker-dealers under the margin provisions of customer agreements or to other parties to secure other obligations. If a selling stockholder defaults on a margin loan or other secured obligation, the broker-dealer or secured party may, from time to time, offer and sell the shares of Class A common stock pledged or secured thereby pursuant to this prospectus. The selling stockholders and any other persons participating in the sale or distribution of the shares of Class A common stock will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Class A common stock by, the selling stockholders or any other person, which limitations may affect the marketability of the shares of Class A common stock.

The selling stockholders also may transfer the shares of our Class A common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of shares of Class A common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of Class A common stock pursuant to the distribution through a registration statement.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling stockholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our Class A common stock.

We are required to pay all fees and expenses incident to the registration of shares of our Class A common stock. We have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We and the selling stockholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker-dealers or agents may be required to make.

There can be no assurance that any selling stockholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus is a part.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as amended by the Certificate of Amendment to the Certificate of Incorporation dated effective as of September 30, 2021 (the “Certificate of Amendment”), our Amended and Restated Bylaws (the “Bylaws”), our Certificate of Designations with respect to our Series A Redeemable Convertible Preferred Stock (the “Series A Certificate of Designations”), our Certificate of Designations with respect to our Series B Redeemable Convertible Preferred Stock (the “Series B Certificate of Designations”), as amended by the First Amendment to the Series B Certificate of Designations dated September 14, 2021 (the “Certificate of Designations Amendment”), the Amended and Restated Limited Liability Company Agreement of USWS Holdings LLC, dated as of November 9, 2018 (the “A&R LLC Agreement”), as amended by Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of USWS Holdings LLC, dated May 24, 2019 (together with the A&R LLC Agreement, the “Amended A&R LLC Agreement”) and Amendment No. 2 to Amended and Restated Limited Liability Company Agreement of USWS Holdings LLC, dated April 1, 2020 (the “Second Amended A&R LLC Agreement,” and together with the Amended A&R LLC Agreement, the “A&R USWS Holdings LLC Agreement”), the Warrant Agreement, dated March 9, 2017 (the “2017 Warrant Agreement”), by and between Continental Stock Transfer & Trust Company and Matlin & Partners Acquisition Corporation, the Warrant Agreement, dated May 24, 2019 (the “2019 Warrant Agreement”), by and between Continental Stock Transfer & Trust Company and the Company, and the Note Purchase Agreement. The Certificate of Incorporation, Bylaws, Series A Certificate of Designations, Series B Certificate of Designations, Amended A&R LLC Agreement, 2017 Warrant Agreement and 2019 Warrant Agreement, which are filed as Exhibit 3.1, Exhibit 3.4, Exhibit 3.2, Exhibit 3.3, Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 4.2 and Exhibit 4.5, respectively, to the Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2021, which is incorporated by reference herein, the Certificate of Amendment, which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed on October 1, 2021, which is incorporated by reference herein, the Certificate of Designations Amendment, which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed on September 17, 2021, which is incorporated by reference herein, and the Note Purchase Agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed on June 28, 2021. We encourage you to read the Certificate of Incorporation, the Certificate of Amendment, Bylaws, Series A Certificate of Designations, Series B Certificate of Designations, Certificate of Designations Amendment, A&R USWS Holdings LLC Agreement, 2017 Warrant Agreement, 2019 Warrant Agreement, Note Purchase Agreement and the applicable provisions of the DGCL for additional information.

General

The Certificate of Incorporation provides that the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which we are authorized to issue is 440,000,000 shares, consisting of (a) 430,000,000 shares of common stock (the “Common Stock”), including (i) 400,000,000 shares of Class A common stock, (ii) 20,000,000 shares of Class B common stock, and (iii) 10,000,000 shares of Class F common stock, and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”), including 55,000 shares of Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) and 22,050 shares of Series B Preferred Stock. As of November 1, 2021, 52,351,768 shares of Class A common stock, 0 shares of Class B common stock, 19,610 shares of Series A Preferred Stock and 0 shares of Series B Preferred Stock were issued and outstanding. All of the shares of the Class F common stock that were not forfeited in connection with our November 9, 2018 business combination (the “Business Combination”) with USWS Holdings LLC, a Delaware limited liability company (“USWS Holdings”), were converted into shares of Class A common stock on a one-for-one basis at the closing of the Business Combination.

Class A common stock

Holders of the Class A common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in the Certificate of Incorporation (including any certificate of designation of preferred stock) or the Bylaws, or as required by applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. In the case of an election of directors, where a quorum is present, a plurality of the votes cast will be sufficient to elect each director.

In the event of a liquidation, dissolution or winding up of us, the holders of the Class A common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A common stock. The holders of the Class A common stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A common stock.

Holders of the Class A common stock are entitled to receive dividends from the Company when, as and if declared by the board of directors of the Company (the “Board”), subject to the consent of the holders of shares of Series A Preferred Stock and Series B Preferred Stock.

Class B common stock

In connection with the Business Combination, and pursuant to the Merger and Contribution Agreement, dated as of July 13, 2018, and amended on August 9, 2018, and further amended on November 2, 2018, with MPAC Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, USWS Holdings, certain owners of equity interests in USWS Holdings (the “Blocker Companies”) and, solely for purposes described therein, the seller representative named therein, the Company issued 14,546,755 shares of Class B common stock to certain owners of equity interests in USWS Holdings other than the Blocker Companies (the “Non-Blocker USWS Members”). Non-Blocker USWS Members were issued units of USWS Holdings (“USWS Units”) and an equal number of shares of Class B Common Stock. The Non-Blocker USWS Members collectively own all of our outstanding shares of Class B common stock. We expect to maintain a one-to-one ratio between the number of outstanding shares of Class B common stock and the number of USWS Units held by persons other than the Company, so holders of USWS Units (other than the Company) will have a voting interest in the Company that is proportionate to their economic interest in USWS Holdings. Class B common stock represents a non-economic interest in the Company.

Shares of Class B common stock (i) may be issued only in connection with the issuance by USWS Holdings of a corresponding number of USWS Units and only to the person or entity to whom such USWS Units are issued and (ii) may be registered only in the name of (1) a person or entity to whom shares of Class B common stock are issued as described above, (2) its successors and assigns, (3) their respective permitted transferees or (4) any subsequent successors, assigns and permitted transferees. A holder of shares of Class B common stock may transfer shares of Class B common stock to any transferee (other than the Company) only if, and only to the extent permitted by the A&R USWS Holdings LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s USWS Units to the same transferee in compliance with the A&R USWS Holdings LLC Agreement. Shares of Class B common stock (together with the same number of USWS Units) may be exchanged for shares of Class A common stock as provided in the A&R USWS Holdings LLC Agreement.

Holders of shares of the Class B common stock will vote together as a single class with holders of shares of the Class A common stock on all matters properly submitted to a vote of the stockholders. In addition, holders of shares of Class B common stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of the Certificate of Incorporation that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock.

Holders of Class B common stock will not be entitled to any dividends from the Company and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of the Class B common stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class B common stock.

Preferred Stock

The Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have antitakeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Series A Preferred Stock

The Series A Preferred Stock ranks senior to the Class A common stock and Class B common stock, and in parity with the Series B Preferred Stock, with respect to distributions and upon a liquidation, winding-up or dissolution of our affairs. The Series A Preferred Stock have only specified voting rights, including with respect to the issuance or creation of senior securities, amendments to the Certificate of Incorporation that negatively impact the rights of the holders of Series A Preferred Stock and the payment of dividends on, repurchase or redemption of Class A common stock.

Holders of Series A Preferred Stock will receive distributions of 12.00% per annum on the then-applicable liquidation preference for the first two years after issuance and 16.00% per annum on the liquidation preference thereafter. Distributions are not required to be paid in cash and, if not paid in cash, will automatically accrue and be added to the liquidation preference.

We have the option, but no obligation, to redeem the Series A Preferred Stock for cash. If we notify the holders that we have elected to redeem shares of Series A Preferred Stock, the holder may instead elect to convert such shares into shares of Class A common stock. If we fund the redemption with proceeds of an equity offering within one year of May 24, 2019 (the “Series A Preferred Closing Date”), then any converting shares will convert at a ratio that is based on the higher of the price to the public in the offering and the ordinary conversion price, which initially was $23.35 (as adjusted for our reverse split of 1-for-3.5 (1:3.5)). Otherwise, such converting shares will convert by reference to the ordinary conversion price. In any event, shares of Series A Preferred Stock converting in response to a redemption notice will net settle for a combination of cash and Class A common stock.

Following the first anniversary of the Series A Preferred Closing Date, each holder of Series A Preferred Stock may convert all or any portion of its shares of Series A Preferred Stock into Class A common stock based on the then-applicable liquidation preference, subject to anti-dilution adjustments, at any time, but not more than once per quarter, so long as any conversion is for at least $1 million based on the liquidation preference on the date of the conversion notice.

Following the third anniversary of the Series A Preferred Closing Date, we may cause the conversion of all or any portion of the Series A Preferred Stock into Class A common stock if (i) the closing price of the Class A common stock is greater than 130% of the conversion price for 20 days over any 30-day trading period; (ii) the average daily trading volume of the Class A common stock exceeded 250,000 for 20 days over any 30-day trading period; and (iii) we have an effective registration statement on file with the SEC covering resales of the underlying Class A common stock to be received upon such conversion.

Holders of shares of Series A Preferred Stock are entitled to receive cumulative dividends, compounding quarterly and payable in arrears, from the Series A Preferred Closing Date until the second anniversary of the Series A Preferred Closing Date, at an annual rate of 12.0% on the then-applicable liquidation preference, and thereafter, 16% of the liquidation preference. Dividends are payable, at our option, in cash from legally available funds or in kind by increasing the liquidation preference of the outstanding Series A Preferred Stock by the amount per share of the dividend on February 24, May 24, August 24, and November 24 of each year, which commenced on August 24, 2019.

Series B Preferred Stock

The Series B Preferred Stock ranks senior to the Class A common stock and Class B common stock, and in parity with the Series A Preferred Stock, with respect to distributions. The Series B Preferred Stock has only specified voting rights, including with respect to the issuance or creation of senior securities, amendments to the Certificate of Incorporation that negatively impact the rights of the Series B Preferred Stock and the payment of dividends on, or repurchase or redemption of, Class A common stock.

Holders of the Series B Preferred Stock received distributions of 12.00% per annum on the then-applicable liquidation preference until May 24, 2021 and 16.00% per annum on the liquidation preference thereafter. Distributions were not required to be paid in cash and, if not paid in cash, automatically accrued and were added to the liquidation preference.

On September 17, 2021, we converted all of the outstanding shares of the Series B Preferred Stock pursuant to the Certificate of Designations Amendment.

Convertible Notes

In June 2021 and July 2021, we issued and sold $136.5 million in aggregate principal amount of Convertible Notes in a private placement pursuant to the Note Purchase Agreement. The Convertible Notes bear interest at a rate of 16.0% per annum. Accrued and unpaid interest is calculated on the last day of each quarter, commencing September 30, 2021, and will be paid in kind (“PIK”) on such date by increasing the unpaid principal amount of the outstanding Convertible Notes.

Pursuant to the Note Purchase Agreement, in June 2021 and July 2021, we issued and sold $75.0 million in principal amount of Convertible Notes that are convertible at any time at the holder’s option, into shares of Class A common stock for cash (the “Cash Notes”). The conversion prices of the Cash Notes range from $3.43 to $4.38, subject to adjustment. In June 2021, we issued and sold $39.0 million in principal amount of Convertible Notes that are convertible at any time at the holder’s option, into shares of Class A common stock in exchange for 30,390 shares of the Company’s Series A preferred stock (the “Exchange Notes” and, together with the Cash Notes, the “Equity Linked Notes”). The Exchange Notes are convertible at a conversion price of $7.00, subject to adjustment.

Each Equity Linked Note, subject to earlier conversion, is due and payable on June 5, 2026 in shares of Class A common stock equal to the entire outstanding and unpaid principal balance, plus any PIK interest, subject to certain limitations on the number of shares of Class A common stock that may be issued and which would require us to settle the conversion in payment partially in cash. The number of shares of Class A common stock to be issued will be based on the 20-day volume weighted average trading price of the Class A common stock immediately preceding the maturity date. The Equity Linked Notes are convertible at any time at the option of the holder into a number of shares of Class A common stock equal to the principal amount of such notes then outstanding plus PIK interest through the conversion date divided by the then applicable conversion price as described above. If we experience an event of default (as defined in the Note Purchase Agreement), which is continuing on the maturity date, then payment of principal and PIK interest shall be made in cash on any outstanding Equity Linked Notes.

Additionally, following the first anniversary of the Note Purchase Agreement, and at any time in which there are no issued and outstanding shares of Series A preferred stock or Series B preferred stock, if the 20-day volume weighted average trading price of the Class A common stock is greater than $7.00 for 10 trading days during any 20 consecutive trading day period, we may deliver a notice to the holder of an Equity Linked Note to convert such Equity Linked Notes at the conversion prices set forth above.

Election of Directors

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Registration Rights

On April 1, 2020, in connection with the closing of the issuance of the Series B preferred stock and pursuant to the Purchase Agreement, we entered into a Registration Rights Agreement (as amended, the “Registration Rights Agreement”) with the selling stockholders relating to the registration of the Class A common stock issuable upon conversion of the Series B Preferred Stock (the “Registrable Securities”). Pursuant to the Registration Rights Agreement, we filed a registration statement that was declared effective by the SEC on August 28, 2020 (the “Existing Registration Statement”). On September 14, 2021, we entered into a Second Amendment to the Registration Rights Agreement (the “Registration Rights Agreement Amendment”). Pursuant to the Registration Rights Agreement Amendment, we agreed to use our commercially reasonable efforts to file a registration statement covering the Registrable Securities that were not included on the Existing Registration Statement on or before November 30, 2021. The holders of Registrable Securities will have the right, upon notice, to require us to register a minimum of $10 million of additional Registrable Securities within 10 business days by amending our registration statement or filing a new shelf registration statement. In certain circumstances, and subject to customary qualifications and limitations, the holders of Registrable Securities will have piggyback registration rights on offerings of Class A common stock initiated by us, and the selling stockholders will have rights to request that we initiate up to two Underwritten Offerings (as defined in the Registration Rights Agreement) of Registrable Securities in any 365 day period.

We will bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commission on the sale of Registrable Securities and the fees and expenses of counsel to holders of Registrable Securities. The Registration Rights Agreement also includes customary provisions regarding indemnification and contribution.

On June 24, 2021, in connection with the issuance and sale of the Convertible Notes and pursuant to the Note Purchase Agreement, we entered into a Registration Rights Agreement (the “Convertible Notes Registration Rights Agreement”) with the Convertible Notes purchasers party thereto, and on June 25, 2021, in connection with the issuance and sale of an additional Equity Note and an additional Exchange Note, we entered into an amendment to the Convertible Notes Registration Rights Agreement with the Convertible Notes purchasers party thereto, relating to the registration of the Class A common stock issued or issuable upon conversion of the Convertible Notes (collectively, the “Convertible Notes Registrable Securities”). Pursuant to the Convertible Notes Registration Rights Agreement, we agreed to provide certain resale registration rights to the Convertible Notes purchasers and to, among other things, file a shelf registration statement with the SEC.

The registration statement of which this prospectus forms a part is the registration statement required by the terms of the Registration Rights Agreement Amendment and the Convertible Notes Registration Rights Agreement.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Staggered Board; Removal of Directors. The Certificate of Incorporation divides our Board into three classes with staggered three-year terms. In addition, the Certificate of Incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Under the Certificate of Incorporation, any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office. Furthermore, the Certificate of Incorporation provides that the authorized number of directors may be changed only by the resolution of our Board. The classification of our Board and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B common stock and the Class F common stock, with respect to which action may be taken by written consent. The Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of the Board, Chief Executive Officer, or the Board. In addition, the Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock because even if the third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super-Majority Voting. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Bylaws may be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In addition, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock entitled to vote is required to amend or repeal or to adopt any provisions inconsistent certain provisions of the Certificate of Incorporation described above.

Exclusive Forum Selection. The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Although the Certificate of Incorporation contains the choice of forum provision described above, we do not expect this choice of forum provision will apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction.

Authorized but Unissued Capital Stock. Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as the Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Authorized shares may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A common stock or Preferred Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Description of Warrants

General

As of November 1, 2021, there were outstanding warrants exercisable for 2,738,202 shares of Class A common stock, consisting of (i) 9.994,635 Public Warrants (as defined below) exercisable for an aggregate of 1,427,806 shares of Class A common stock issued pursuant to the 2017 Warrant Agreement entered into in connection with our initial public offering; (ii) 9,172,782 Private Placement Warrants (as defined below) exercisable for an aggregate of 1,310,398 shares of Class A common stock issued in a private placement that closed simultaneously with the closing of our initial public offering; and (iii) 6,177,773 warrants exercisable for an aggregate of 1,765,078 shares of Class A common stock issued pursuant to the Purchase Agreement dated as of May 23, 2019 (the “Series A Purchase Agreement”), between the Company and the purchasers of Series A Preferred Stock. Subject to there being shares of Series A Preferred Stock outstanding, the Company will issue up to an aggregate of 3,422,216 additional warrants in quarterly installments of 488,888 additional warrants pursuant to the Series A Purchase Agreement, with the next installment scheduled to be made on December 31, 2021.

Public and Private Placement Warrants

We issued (i) an aggregate of 32,500,000 warrants to purchase shares of the Class A common stock pursuant to the 2017 Warrant Agreement entered into in connection with our initial public offering (the “Public Warrants”) and (ii) an aggregate of 15,500,000 warrants to purchase shares of the Class A common stock issued in a private placement that closed simultaneously with the closing of our initial public offering (the “Private Placement Warrants,” and, together with the Public Warrants, the “Public and Private Placement Warrants,” also referred to herein as the “Public or Private Placement Warrants”).

Each outstanding Public or Private Placement Warrant entitles the registered holder to purchase one-seventh of one share of the Class A common stock at a price of $5.75 per one-seventh share, subject to adjustment. The outstanding Public and Private Placement Warrants will expire five years after the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. We may call the outstanding Public and Private Placement Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last sale price of the Class A common stock equals or exceeds $84.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If we call the Public and Private Placement Warrants for redemption as described above, we will have the option to require all holders that wish to exercise Public or Private Placement Warrants to do so on a “cashless basis.” If we take advantage of this option, each holder would pay the exercise price by surrendering the Public or Private Placement Warrants for that number of shares of the Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Class A common stock underlying such warrants, multiplied by the difference between the exercise price of such warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public and Private Placement Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the Public and Private Placement Warrants for redemption and we do not take advantage of this option, Matlin & Partners Acquisition Sponsor LLC and its permitted transferees would still be entitled to exercise their Public or Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public or Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be redeemable by us so long as they are held by the initial holders or their permitted transferees. If holders of such Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.

The exercise price, the redemption price and number of shares of Class A common stock issuable on exercise of the outstanding Public and Private Placement Warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split, extraordinary dividend, or recapitalization, reorganization, merger or consolidation. However, the exercise price and number of Class A common stock issuable on exercise of the Public and Private Placement Warrants will not be adjusted for issuances of Class A common stock at a price below the warrant exercise price.

The outstanding Public and Private Placement Warrants were issued in registered form under the 2017 Warrant Agreement. The Public and Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public and Private Placement Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their Public or Private Placement Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public and Private Placement Warrants, each holder will be entitled to one vote for each share of Class A common stock held of record on all matters to be voted on by our stockholders.

No outstanding Public and Private Placement Warrants will be exercisable unless at the time of exercise a prospectus relating to Class A Common Stock issuable upon exercise of the Public and Private Placement Warrants is current and available throughout the 30-day redemption period and the Class A common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.

Public and Private Placement Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares of Class A common stock will be issued upon exercise of the outstanding Public and Private Placement Warrants. If, upon exercise of the Public and Private Placement Warrants, a holder would be entitled to receive a fractional interest in a share of Class A common stock, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Purchase Agreement Warrants

Each warrant issued pursuant to the Series A Purchase Agreement entitles the registered holder to purchase the number of shares of the Class A common stock stated in such warrant at a price of $7.66 per share, subject to adjustment as discussed below, at any time commencing on the date that is six months and one day after the Series A Preferred Closing (the “Exercisable Date”). Warrants must be exercised for a whole share. The warrants will expire on the sixth anniversary of the Exercisable Date, at 5:00 p.m., New York City time.

No warrant will be exercisable, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares of Class A common stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than as described above, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of the Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had held a number of shares of Class A common stock equal to the aggregate of the shares of Class A common stock purchasable upon exercise of their warrants immediately prior to such event (the “Alternative Issuance”). However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, (i) the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had held a number of shares of Class A common stock equal to the aggregate of the shares of Class A common stock purchasable upon exercise of their warrants prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the 2019 Warrant Agreement and (ii) if we are not the issuer of the securities constituting the Alternative Issuance, then we and such issuer(s) will take such action so as to ensure the availability of Section 3(a)(9) under the Securities Act for any issuance of such securities upon the exercise of the warrants and the tacking of the “holding period” under Rule 144 under the Securities Act for the warrants to such securities. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the 2019 Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the 2019 Warrant Agreement) of the warrant.

The warrants were issued in registered form under the 2019 Warrant Agreement. The 2019 Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 75% of the then outstanding warrants issued pursuant to the Series A Purchase Agreement to make any change that adversely affects the interests of the registered holders of warrants.

The warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, with the subscription form, as set forth in the warrants, duly executed, for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants to be exercised, multiplied by the difference between the exercise price of the warrants per share and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the volume weighted average price of the Class A common stock as reported during the ten (10) trading day period ending on the second trading day prior to the date on which the notice of warrant exercise or redemption is sent.

The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Rule 144

General

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, if we have filed all Exchange Act reports and materials as set forth in the third bullet of the preceding paragraph, then the selling stockholders may be able to sell the securities covered by this prospectus pursuant to Rule 144 without registration.

LEGAL MATTERS

The validity of the securities described in this prospectus will be passed upon for us by Porter Hedges LLP, Houston, Texas. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of U.S. Well Services, Inc. as of December 31, 2020 and 2019, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read copies of these reports, proxy statements and other documents at the SEC’s website, the address of which is http://www.sec.gov.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the Class A common stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the Class A common stock. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and any future filings made after the date of this prospectus and prior to the termination of this offering (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, of any such Current Report on Form 8-K) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Our Amendment No.  1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, filed with the SEC on May 17, 2021, including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2021, incorporated by reference therein (File No. 001-38025);

•

Our Quarterly Reports on Form 10-Q for the period ended March 31, 2021, filed with the SEC on May 17, 2021, for the period ended June  30, 2021, filed with the SEC on August 12, 2021, and for the period ended September 30, 2021, filed with the SEC on November 12, 2021 (File No. 001-38025);

•

Our Current Reports on Form 8-K, filed with the SEC on January 25, 2021, February  17, 2021, February  24, 2021, March  10, 2021, May  12, 2021, May  17, 2021 (two filings), May 27, 2021, June  4, 2021, June  28, 2021, July  6, 2021, July  16, 2021, August  11, 2021, August  13, 2021, August  20, 2021, August  26, 2021, September  10, 2021, September  17, 2021, October  1, 2021, October  6, 2021 and October 27, 2021 (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, of any such Current Report on Form 8-K) (File No. 001-38025); and

•

Description of our Class  A common stock and outstanding warrants contained in our Registration Statement on Form 8-A filed with the SEC on March 7, 2017 (File No. 001-38025) and any amendment or report filed for purposes of updating that description.

You may obtain copies of these documents, other than exhibits, free of charge on our website, www.uswellservices.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You can also request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

U.S. Well Services, Inc.

Attn: Corporate Secretary

1360 Post Oak Boulevard, Suite 1800

Houston, Texas 77056

832-562-3730

Part II

Information not required in prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be borne by the Registrant in connection with the offerings described in this Registration Statement.

Registration fee	$5,629.11
FINRA filing fee	*
Printing	*
Accounting fees and expenses	*
Legal fees and expenses	*
Miscellaneous	*

Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15.	Indemnification of Directors and Officers

Our Second Amended and Restated Certificate of Incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may in the future be amended. In addition, our Second Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in our Second Amended and Restated Certificate of Incorporation. We believe that these provisions and agreements are necessary to attract qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.

Exhibit No.	Document

2.1	Merger and Contribution Agreement, dated as of July 13, 2018, by and among Matlin & Partners Acquisition Corporation, MPAC Merger Sub LLC, USWS Holdings LLC, certain blocker companies named therein and, solely for purposes described therein, the seller representatives named therein (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on July 16, 2018).

2.2	Amendment No. 1, dated as of August 9, 2018, to Merger and Contribution Agreement, dated as of July 13, 2018, by and among Matlin & Partners Acquisition Corporation, MPAC Merger Sub LLC, USWS Holdings LLC, certain blocker companies named therein and, solely for purposes described therein, the seller representatives named therein (incorporated by reference to Exhibit 2.1.1 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on October 26, 2018).

2.3	Amendment No. 2, dated as of November 2, 2018, to Merger and Contribution Agreement, dated as of July 13, 2018, by and among Matlin & Partners Acquisition Corporation, MPAC Merger Sub LLC, USWS Holdings LLC, certain blocker companies named therein and, solely for purposes described therein, the seller representatives named therein (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2018).

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 16, 2018).

3.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 1, 2021).

3.3	Certificate of Designations (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 2, 2020).

3.4	Certificate of Designations (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on May 24, 2019).

3.5	First Amendment to Certificate of Designations of the Series B Redeemable Convertible Preferred Stock, dated September 14, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 17, 2021).

3.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1, filed with the SEC on February 15, 2017).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1, filed with the SEC on February 15, 2017).

4.2	Warrant Agreement, dated May 24, 2019, between U.S. Well Services, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on May 24, 2019).

4.3	Amended and Restated Registration Rights Agreement, dated as of November 9, 2018, by and among U.S. Well Services, Inc., Matlin & Partners Acquisition Sponsor LLC, the Blocker Stockholders, certain Non-Blocker USWS Members, Crestview III USWS, L.P. Crestview III USWS TE, LLC, the Lenders, Piper Jaffray & Co. and Joel Broussard (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 16, 2018).

Exhibit No.	Document

4.4	Registration Rights Agreement, dated May 24, 2019, by and among U.S. Well Services, Inc. and the Purchasers party thereto (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the SEC on May 24, 2019).

4.5	Registration Rights Agreement, dated April 1, 2020, by and among U.S. Well Services, Inc. and the Purchasers party thereto (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 2, 2020).

4.6	First Amendment to Registration Rights Agreement, dated July 27, 2020, by and among U.S. Well Services, Inc. and the Purchasers party thereto.

4.7	Second Amendment to Registration Rights Agreement by and among the Company and the Holders party thereto, dated September 14, 2021 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 17, 2021).

4.8	Form of Cash Note (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 28, 2021).

4.9	Form of Exchange Note (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 28, 2021).

4.10	Form of License Linked Note (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the SEC on June 28, 2021).

4.11	Registration Rights Agreement, dated June 24, 2021, by and among U.S. Well Services, Inc. and the Purchasers party thereto (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed with the SEC on June 28, 2021).

4.12	First Amendment to Registration Rights Agreement by and among the Company and the Holders party thereto, dated June 25, 2021 (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K, filed with the SEC on June 28, 2021).

5.1	Opinion of Porter Hedges LLP.

23.1	Consent of KPMG LLP.

23.3	Consent of Porter Hedges LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereof).

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 22, 2021.

U.S. WELL SERVICES, INC.

By:	/s/ Joel Broussard
	Name:	Joel Broussard
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Joel Broussard and Kyle O’Neill, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including post-effective amendments, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joel Broussard Joel Broussard	President, Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2021

/s/ Kyle O’Neill Kyle O’Neill	Chief Financial Officer (Principal Financial Officer)	November 22, 2021

/s/ Jasper Antolin Jasper Antolin	Principal Accounting Officer	November 22, 2021

/s/ Richard Burnett Richard Burnett	Director	November 22, 2021

/s/ Ryan Carroll Ryan Carroll	Director	November 22, 2021

/s/ Adam Klein Adam Klein	Director	November 22, 2021

Signature	Title	Date

/s/ David Matlin David Matlin	Director	November 22, 2021

/s/ David Treadwell David Treadwell	Director	November 22, 2021

/s/ Eddie Watson Eddie Watson	Director	November 22, 2021

/s/ Steve Habachy Steve Habachy	Director	November 22, 2021